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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Asia Automotive Acquisition Corporation on Form S-4/A of our report, dated March 2, 2007, of Asia Automotive Acquisition Corporation (the "Company") as of December 31, 2006 and the related statements of operations, changes in stockholders' equity, and cash flows for the period from June 20, 2005 (date of inception) through December 31, 2005, for the year ended December 31, 2006 and the period from June 20, 2005 (date of inception) through December 31, 2006. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



                          /s/ Rothstein, Kass & Company, P.C.



Roseland, New Jersey
February 7, 2008